                                                               EXECUTION VERSION

                         CONTRIBUTION IN KIND AGREEMENT

                                      among

                               AXALTO HOLDING N.V.

                                       and

                               MRS. JOHANNA QUANDT

                                MR. STEFAN QUANDT

                            ACTON 1 BETEILIGUNGS GMBH

                            ACTON 2 BETEILIGUNGS GMBH

                            ACTON 3 BETEILIGUNGS GMBH

                                DECEMBER 6, 2005

                         CONTRIBUTION IN KIND AGREEMENT

This agreement (the "AGREEMENT") is made and entered into as of December 6, 2005, among:

1. MRS. JOHANNA QUANDT, MR. STEFAN QUANDT, ACTON 1 BETEILIGUNGS GMBH, ACTON 2 BETEILIGUNGS GMBH and ACTON 3 BETEILIGUNGS GMBH, jointly and severally among them (the "QUANDT ENTITIES");

AND

2.   AXALTO HOLDING N.V. ("AXALTO").

                                    RECITALS

A. Axalto, whose shares are listed on the French Eurolist of Euronext Paris S.A., operates directly and through its subsidiaries in the business of microprocessor cards products and applications.

B. Gemplus International S.A., a corporation organized under the laws of the Grand Duchy of Luxembourg, whose registered office is located 46A, Avenue J.F. Kennedy L-1855, Luxembourg, Grand Duchy of Luxembourg ("GEMPLUS") and whose shares are listed on the French Eurolist of Euronext Paris S.A. and the NASDAQ National Market system through an American depositary shares Facility, also operates directly and through its subsidiaries in the business of microprocessor cards products and applications.

C. The Quandt Entities own a total of 115,508,200 shares of Gemplus, held as follows: 100 by Mrs. Johanna Quandt, 100 by Mr. Stefan Quandt, 33,236,428 by Acton 1 Beteiligungs Gmbh, 35,700,770 by Acton 2 Beteiligungs Gmbh and 46,570,802 by Acton 3 Beteiligungs Gmbh (the "QUANDT ENTITIES SHARES") representing at the date of execution of this Agreement 18.4% of the share capital and voting rights of Gemplus.

D. The Boards of Directors of each of Axalto and Gemplus have determined that it is in the best corporate interests of Axalto and Gemplus to effect the combination of their respective businesses as set forth under the terms of a Combination Agreement entered into between Axalto, Gemplus, the Quandt Entities, TPG Giant, LLC, TPG Partners III, L.P. and T3 Partners, L.P., on or around the date of this agreement (the "COMBINATION AGREEMENT") in a "merger of equals".

E. Pursuant to and in accordance with the terms and conditions of the Combination Agreement, the Quandt Entities have agreed to contribute the Quandt Entities Shares to Axalto and Axalto has agreed to allot and issue to the Quandt Entities 9,240,656 newly issued shares of Axalto Common Stock (the "QUANDT ENTITIES CONTRIBUTION IN KIND").

IN CONSIDERATION OF THE FOREGOING, IT IS AGREED AS FOLLOWS

                                   ARTICLE I

                           DEFINITIONS; INTERPRETATION

1.1 Unless otherwise defined herein, words and expressions defined in the Combination Agreement shall bear the same meaning when used in this Agreement.

                                   ARTICLE II

                      QUANDT ENTITIES CONTRIBUTION IN KIND

2.1 Upon and subject to the terms and conditions of this Agreement and the Combination Agreement, the Quandt Entities hereby agree, in consideration of the allotment and issue by Axalto to the Quandt Entities of 9,240,656 newly issued shares of Axalto Common Stock ranking pari passu with all other shares of Axalto Common Stock to contribute on the date of Closing of the Contribution in Kind (as defined in Section 2.5 of the Combination Agreement) the Quandt Entities Shares to Axalto free and clear of all Encumbrances together with all rights and advantages (other than any rights, title, interest or advantages in, to or in respect of the Gemplus Distribution) which are at the date of this Agreement attached to the Quandt Entities Shares.

2.2 The Quandt Entities Contribution in Kind described in Section 2.1 above shall be implemented pursuant to and in accordance with the terms and subject to the conditions of the Combination Agreement.

2.3 The Quandt Entities agree that they shall not sell, transfer, pledge, lease, dispose of or encumber the Quandt Entities Shares in any manner, or agree or otherwise commit to do any of the foregoing, other than pursuant to the Quandt Entities Contribution in Kind and the Combination Agreement.

2.4 Completion of the transactions described in this Agreement shall take place in accordance with Section 2.5 of the Combination Agreement.

2.5 For the avoidance of doubt, it is hereby specified that the Quandt Entities Shares contributed to Axalto in the Quandt Entities Contribution in Kind will be transferred with any and all rights and benefits attached thereto, including all shares issued or property distributed and/or that may be so issued or distributed by Gemplus following the date of the Transfer Instruction and to which the Quandt Entities Shares give right, without any effect on the consideration set forth in Section 2.1 above; provided, however, that Axalto shall not be entitled to any portion of the amount of the Gemplus Distribution to be made by Gemplus to the holders of Gemplus Shares pursuant to the terms of the Combination Agreement paid with respect to the Quandt Entities Shares.

2.6 The Quandt Entities and Axalto undertake to notify to Gemplus or cause to be notified to Gemplus pursuant to the Combination Agreement the transfer of the Quandt Entities Shares to Axalto by way of the Quandt Entities Contribution in Kind under this Agreement for the purpose of article 40 of the Luxembourg law on commercial companies of August 10, 1915, as amended, and article 1690 of the Luxembourg Civil Code. In addition, the Quandt Entities and Axalto undertake, for the purpose of the Luxembourg Law of December 4, 1992 on major holdings (the "LUXEMBOURG LAW ON MAJOR HOLDINGS"), to notify at the same time Gemplus and the Luxembourg Commission de Surveillance du Secteur Financier within seven calendar days following the Closing of the Contribution in Kind, of the transfer of the Quandt Entities Shares to Axalto by way of the Quandt Entities Contribution in Kind (the "MAJOR HOLDING TRANSFER NOTIFICATION"), and for such a purpose the Quandt Entities and Axalto hereby jointly instruct and authorize any lawyer of Loyens Winandy to proceed on their behalf with such a notification.

The Quandt Entities and Axalto acknowledge that Gemplus must take any action as may be necessary to have the transfer of the Quandt Entities Shares to Axalto by way of the Quandt Entities Contribution in Kind made of public knowledge in France in accordance with the relevant provisions of French law, as soon as possible following receipt by Gemplus of the Major Holding Notification and in any event no later than nine working days after such receipt.

2.7 This Agreement and its terms are intended by the parties hereto to be in addition to, and so shall not limit or otherwise affect the validity of, the provisions of the Combination Agreement, and, for the avoidance of doubt, all applicable provisions of the Combination Agreement shall apply to the Quandt Entities Contribution in Kind as though stated herein. In the event of any conflict between the terms of the this Agreement and the Combination Agreement, the terms of the Combination Agreement shall prevail.

                                  ARTICLE III

                                   TERMINATION

In the event that:

     (a) the Combination Agreement is terminated and becomes null and void in accordance with its terms; or

     (b) the conditions set forth in the Combination Agreement to the Completion of the Quandt Entities Contribution in Kind are not satisfied by the time specified therein,

this Agreement shall automatically terminate and become wholly null and void and have no effect, with no liability on the part of any Party, but without prejudice to any rights or liabilities any Party may have against any other Party for breach of the Combination Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

4.1  Representations of the Quandt Entities

The Quandt Entities represent to Axalto that:

They are acquiring the shares of Axalto Common Stock ("AXALTO SHARES") pursuant to the Quandt Entities Contribution in Kind for their own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Axalto Shares.

Neither the Quandt Entities nor any of their affiliates, as such term is defined in Rule 501(b) under the United States Securities Act of 1933, as amended (the "SECURITIES ACT"), nor any person acting on its or their behalf (i) has offered, or will offer, to sell the Quandt Entities Shares in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or (ii) has engaged, and no such person will engage, in any directed selling efforts within the meaning of Rule 902(b) of Regulation under the Securities Act. They agree that they will not offer to sell Axalto Shares other than in accordance with the foregoing and no such transfer shall be made that could be integrated with the Offer for purposes of the Securities Act.

4.2  Axalto Representation

Axalto represents to the Quandt Entities that:

Neither Axalto nor any of its affiliates, as such term is defined in Rule 501(b) under the Securities Act nor any person acting on its or their behalf (i) has offered to sell the Axalto Shares in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or (ii) has engaged, and no such person will engage, in any directed selling efforts within the meaning of Rule 902(b) of Regulation under the Securities Act.

4.3  Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of The Netherlands.

4.4  Jurisdiction

Any and all disputes arising out of or in connection with this Agreement shall be finally settled under the then-prevailing Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the Rules. The venue of the arbitration shall be Geneva (Switzerland) and the language shall be English. The arbitrators shall not act in amiable composition.

4.5  Further Actions

Each party to this Agreement shall from time to time do and perform such other and further acts and execute and deliver any and all such further instruments, as may be necessary, proper or required by law to consummate and make effective the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed in Amsterdam, The Netherlands, by or on behalf of each of the parties as of the day first above written in six (6) original copies.

ACTON 1 BETEILIGUNGS GMBH
ACTON 3 BETEILIGUNGS GMBH
MRS. JOHANNA QUANDT
MR. STEFAN QUANDT


By: /s/ Dr. Johannes Fritz
    ------------------------------------
Name: Dr. Johannes Fritz
Title: Attorney-in-fact


ACTON 2 BETEILIGUNGS GMBH


By: /s/ Dr. Johannes Fritz
    ------------------------------------
Name: Dr. Johannes Fritz
Title: Managing Director


AXALTO HOLDING N.V.


By: /s/ Olivier Piou
    ------------------------------------
Name: Olivier Piou
Title: Chief Executive Officer